Exhibit 23.1

March 20, 2014

Ladies and Gentlemen:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Annual Report on Form 10-K of our report dated October 15, 2012 with respect to the audited consolidated financial statements of Accelpath, Inc. for the year ended June 30, 2012.

/s/ MaloneBailey, LLP

www.malone−bailey.com

Houston, Texas